REVISED PROSPECTUS SUPPLEMENT NO. 1

EXPLANATORY NOTE

This prospectus supplement is being filed to correct an incorrect date referencing the prospectus referred to below. Other than correcting such date, no other changes have been made to the prospectus supplement.

Filed pursuant to 424(b)(3)

Registration Statement No. 333-274378

PROSPECTUS SUPPLEMENT NO. 1

(To Prospectus dated September 18, 2023)

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

Issuance of up to 1,406,853 Ordinary Shares

This prospectus supplement (this “Prospectus Supplement”) is being filed to update and supplement our prospectus dated September 18, 2023, as supplemented (the “Prospectus”), relating to the to the resale, from time to time of up to 1,406,853 ordinary shares of the Company, $0.0022 par value per share, by YA II PN, LTD, a Cayman Islands exempt limited partnership.

Specifically, this Prospectus Supplement is being filed to update and supplement the information included in the Prospectus with certain information contained in our Report on Form 6-K submitted to the U.S. Securities and Exchange Commission (the “SEC”) on September 20, 2023 (the “Form 6-K”). Accordingly, we have attached the Form 6-K to this Prospectus Supplement. Any statement contained in the Prospectus shall be deemed to be modified or superseded to the extent that information in this Prospectus Supplement modifies or supersedes such statement.

Capitalized terms used but not defined herein have the meanings ascribed to them in the Prospectus.

This Prospectus Supplement is not complete without, and may not be utilized except in connection with, the Prospectus, including any supplements and amendments thereto.

We may further amend or supplement the Prospectus and this Prospectus Supplement from time to time by filing amendments or supplements as required. You should read the entire Prospectus, this Prospectus Supplement and any amendments or supplements carefully before you make your investment decision.

Our Ordinary Shares are listed on The Nasdaq Global Market under the symbol “SMX” and our public warrants are listed on The Nasdaq Capital Market under the symbol “SMXWW”. On September 20, 2023, the closing price of our Ordinary Shares was $1.5700.

Investing in our Ordinary Shares involves significant risks. You should read the section entitled “Risk Factors” beginning on page 15 of the Prospectus for a discussion of certain risk factors that you should consider before investing in our Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement is September 21, 2023

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 6-K

REPORT OF FOREIGN PRIVATE ISSUER

PURSUANT TO RULE 13a-16 OR 15d-16 UNDER THE

SECURITIES EXCHANGE ACT OF 1934

For the month of September 2023

Commission File Number: 001-41639

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

(Exact Name of Registrant as Specified in Charter)

Mespil Business Centre, Mespil House

Sussex Road, Dublin 4, Ireland

Tel: +353-1-920-1000

(Address of Principal Executive Offices) (Zip Code)

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F. Form 20-F ☒ Form 40-F ☐

Loan Amendment

On September 19, 2023, SMX (Security Matters) Public Limited Company (the “Company”) amended its (a) loan agreement dated September 7, 2015 (as amended to date, the “Degania Agreement”), by and between Degania A. Business AGSHAH Ltd. and Kibbutz Degania and Kamea-the United Kibbutz Movement Ltd. (public benefit company) (“Kamea”) and (b) loan agreement dated September 7, 2015 (as amended to date, “Ketura Agreement” and, with the Degania Agreement, the “Loan Agreements”), between Ketura International Energy AGSHAH Ltd. and Kibbutz Ketura.

Pursuant to the amendment to the Loan Agreements (the “Amendment”), among other things, Kamea agreed to convert $657,203 of indebtedness (the “Indebtedness Amount”) under the Loan Agreements into 487,281 ordinary shares of the Company (the “Shares”), as payment in full for such indebtedness; provided however, that in the event the proceeds received from Kamea with respect to any sales of the Shares are not at least equal to the Indebtedness Amount, the Company will remain liable to Kamea for the balance of the Indebtedness Amount. The Company intends to promptly file a registration statement to register the Shares on behalf of Kamea.

The Shares will be issued in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Securities Act”), and have not been registered under the Securities Act or applicable state securities laws. Accordingly, the Shares may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. This Report on Form 6-K shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

The foregoing is a brief description of the Amendment, and is qualified in its entirety by reference to the full text of the Amendment.

EF Hutton Indebtedness

On September 15, 2023, the Company paid $250,000 to EF Hutton, division of Benchmark Investments, LLC, pursuant to a Satisfaction and Discharge of Indebtendess Pursuant to Promissory Note Dated March 7, 2023 (the “Satisfaction and Discharge Agreement”). Upon paying such amount, the promissory note dated March 7, 2023 (the “Note”) in the principal sum of $900,000 was deemed fully paid and satisfied and the Note was thereafter canceled, discharged and no longer of any further force or effect.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 19, 2023

SMX (SECURITY MATTERS) PUBLIC LIMITED COMPANY

By:	/s/ Haggai Alon
Name:	Haggai Alon
Title:	Chief Executive Officer